SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934
                                (Amendment No.   )*

                       CARING PRODUCTS INTERNATIONAL, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                        (Title of Classes of Securities)

                                   141904 40 9
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                                 (CUSIP Number)

                             Steven A. Saide, Esq.,
                                Bryan Cave LLP,
                          245 Park Avenue, 27th Floor,
                            New York,New York 10167
                                  212/692-1852
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                 (Name, Address, and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 23, 1998
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             (Date of Event Which Requires Filing of This Statement

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

                         (Continued on following pages)

                               (Page 1 of 4 Pages)

---------------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (However, see the Notes).

CUSIP NO. 141904 40 9             SCHEDULE 13D                 Page 2 of 4 Pages

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1)    NAME OF REPORTING PERSONS/
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      (Entities Only)

      WAYNE M. HAMERSLY
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2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [  ]
                                                                       (b) [  ]
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3)    SEC USE ONLY
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4)    SOURCE OF FUNDS*              PF
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5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                                   [  ]
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6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
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                  7    SOLE VOTING POWER                175,000
NUMBER OF SHARES  --------------------------------------------------------------
BENEFICIALLY      8    SHARED VOTING POWER              -0-
OWNED BY EACH     --------------------------------------------------------------
REPORTING         9    SOLE DISPOSITIVE POWER           175,000
PERSON WITH:      --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER         -0-
--------------------------------------------------------------------------------
11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     175,000
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12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

       [   ]
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13)    Percent of Class Represented by Amount in Row (11)

       6.3 %
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14) Type of Reporting Person*         IN
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    * SEE INSTRUCTIONS

CUSIP NO. 141904 40 9            SCHEDULE 13D                  Page 3 of 4 Pages

Item 1. Security and Issuer

         COMMON STOCK, $.01 PAR VALUE

         CARING PRODUCTS INTERNATIONAL, INC.
         200 FIRST AVENUE WEST, SUITE 200
         SEATTLE, WA  98119

Item 2. Identity and Background

         (a)      WAYNE M. HAMERSLY

         (b)      PAULSON INVESTMENT COMPANY, INC.
                  811 SOUTHWEST FRONT AVENUE
                  SUITE 200
                  PORTLAND, OR  97204

         (c)      STOCKBROKER

                  PAULSON INVESTMENT COMPANY, INC.
                  811 SOUTHWEST FRONT AVENUE
                  SUITE 200
                  PORTLAND, OR 97204

         (d)      NOT APPLICABLE

         (e)      NOT APPLICABLE

         (f)      USA

Item 3. Source and Amount of Funds or Other Consideration

  PURCHASED                  PURCHASE DATE     FUNDS          SOURCE
  ---------                  -------------     -----          ------
  WARRANTS TO PURCHASE
  75,000 SHARES OF COMMON
  STOCK                       4/23/98          $ 37,505       PERSONAL
                                                              FUNDS/CASH
  WARRANTS TO PURCHASE
  50,000 SHARES OF COMMON
  STOCK                       12/10/97         $165,635       PERSONAL
                                                              FUNDS/CASH

  50,000 SHARES OF COMMON
  STOCK                       12/10/97         $ 62,500       PERSONAL
                                                              FUNDS/CASH


Item 4. Purpose of Transaction

         LONG TERM INVESTMENT

Item 5. Interest in Securities of the Issuer:

         (a)      Number of Shares beneficially owned
                  (50,000 shares of common stock and
                  Warrants to Purchase 125,000 shares
                  of Common Stock)                            175,000

                  Percent of Class Represented by
                  Amount Listed above                         6.3%

         (b)      Sole Power to Vote or to Direct the
                  Vote                                        175,000

         (c)       See Item 3 above

         (d)      Not Applicable

         (e)      Not Applicable

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         NONE

Item 7. Material to be Filed as Exhibits

         NONE

CUSIP NO. 141904 40 9              SCHEDULE 13D                Page 4 of 4 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth on this statement is true, complete and correct.

                                                    JUNE 15, 1998
                                        ----------------------------------------
                                                        (Date)

                                               /s/ Wayne M. Hamersly
                                        ----------------------------------------
                                                     (Signature)

                                                 Wayne M. Hamersly
                                        ----------------------------------------
                                                     (Name/Title)